EXHIBIT 10.2

FIRST AMENDMENT
TO THE
ALLIANCE LAUNDRY HOLDINGS LLC NONQUALIFIED DEFERRED
COMPENSATION PLAN

WHEREAS, Alliance Laundry Holdings LLC (the “Company”) adopted the Alliance Laundry Holdings LLC Nonqualified Deferred Compensation Plan (the “Plan”) on February 27, 2002; and

WHEREAS, the Company desires to amend the Plan;

NOW, THEREFORE, the Company amends the Plan, effective as of the date set forth herein:

1.	The introduction paragraph of the Plan, prior to Section I, shall be replaced in its entirety with the following:

“Alliance Laundry Holdings LLC hereby establishes, effective as of October 1, 2002, the Alliance Laundry Holdings LLC Nonqualified Deferred Compensation Plan on the terms and conditions hereinafter set forth. Such Plan provides certain eligible employees and members with the opportunity to defer portions of their base salary, bonus payments and other payments in accordance with the provisions of the Plan.”

2.	Section 2.2 (iii) of the Plan, shall be replaced in its entirety with the following:

“First Plan Year. Unless otherwise provided by the Committee, an Eligible Employee or Eligible Member who desires to defer all or part of his Base Salary for services rendered on and after October 1, 2002 through December 31, 2002 (i.e., the first Plan Year) or all or part of his Bonus that is earned during 2002 must complete and deliver an Election Agreement to the Committee during the period beginning on September 1, 2002 and ending September 30, 2002.”

IN WITNESS WHEREOF, the Company has executed this instrument this 21st day of June, 2002.

ALLIANCE LAUNDRY HOLDINGS LLC

By:	/s/ Bruce P Rounds
Title:	Vice President—CFO